Exhibit 99.1

TENNECO ANNOUNCES RESULTS OF 2013 ANNUAL MEETING

AND RETIREMENT OF BOARD MEMBER

Lake Forest, Illinois, May 15, 2013 – Tenneco Inc. (NYSE: TEN) announced at its annual meeting today that its shareholders re-elected Thomas C. Freyman, Dennis J. Letham, Hari N. Nair, Roger B. Porter, David B. Price, Jr., Gregg M. Sherrill, Paul T. Stecko, and Jane L. Warner to the company’s board of directors. The directors have been re-elected to serve a term expiring at the 2014 annual meeting of stockholders.

In addition, stockholders approved an amended and restated Tenneco 2006 Long-Term Incentive Plan, ratified the appointment of PricewaterhouseCoopers LLP as independent accountants for 2013, and, in an advisory vote, approved the company’s executive compensation.

The company also recognized the service of Mitsunobu (Tony) Takeuchi, who is retiring from Tenneco’s board of directors, effective May 15, 2013. Mr. Takeuchi, the retired Chairman of DENSO International America, Inc., the North American arm of Japan-based DENSO Corporation, had been a member of Tenneco’s board since 2006.

“Tony’s industry experience and global business perspective helped guide our growth and strengthen Tenneco’s position as a market leader in both our clean air and ride performance product lines” stated Gregg Sherrill, Tenneco chairman and CEO. “On behalf of my fellow board members, shareholders and employees, I want to thank Tony for his outstanding service on the Tenneco board.”

Tenneco is a $7.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 25,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

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Contacts:

Bill Dawson	Linae Golla
Media inquiries	Investor inquiries
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com